Exhibit 99

FOR IMMEDIATE RELEASE

November 22, 2019

AmeriCann Comments on Massachusetts’ First Year of Adult-Use Cannabis Sales

Company is positioned to benefit from participating in one of the nation’s strongest marijuana markets

DENVER, CO / ACCESSWIRE / November 21, 2019 / AmeriCann, Inc. (OTCQB: ACAN), a cannabis company that is developing state-of-the-art cultivation, processing and product manufacturing facilities, commented on the recent milestone of the one-year anniversary of recreational cannabis sales in the Massachusetts.

Since the first adult-use stores opened in Massachusetts one year ago, the state has licensed a total of 33 cannabis stores, which have generated over $394,000,000 in sales. In the last 30 days dispensaries have sold over $42,600,000 in cannabis. Recreational retail sales are expected to increase by over 1 billion dollars annually in the coming years, according to Marijuana Business Daily.

“AmeriCann recognized years ago that Massachusetts was positioned to become one of the strongest cannabis markets in the country,” stated AmeriCann CEO Tim Keogh. “We expect to play an important role in providing much needed cannabis going forward, with the recent completion of our initial building at our Massachusetts Cannabis Center development.”

The Massachusetts cannabis market has some of the highest prices in the United States, with retail prices greater than $8,000 per pound and wholesale prices exceeding $4,000 per pound.

By year’s end, AmeriCann expects operations to begin at the recently completed Building 1 of the Massachusetts Cannabis Center (MCC), a cannabis cultivation and processing development in Freetown, Massachusetts.

Building 1 is a 30,000 square foot cultivation and processing facility, 100 percent of which will be occupied by Bask, Inc., an existing Massachusetts licensed vertically integrated cannabis operator. AmeriCann has a 15-year Joint-Venture partnership with Bask which provides AmeriCann with a 15 percent Revenue Participation Fee on all cannabis produced.

The MCC project is approved for 1 million square feet, which is being developed in phases and is one of the most technologically advanced facilities in the nation. Building 2 of the center will be more than five times the size of Building 1 and construction is expected to begin in 2020.

As the first approved adult-use cannabis market on the Eastern U.S., Massachusetts has the potential to become the epicenter for cannabis innovation and research.

About AmeriCann

AmeriCann (OTCQB: ACAN) is a cannabis company that is developing cultivation, processing and product manufacturing facilities.

AmeriCann uses greenhouse technology which is superior to the current industry standard of growing cannabis in warehouse facilities under artificial lights. According to industry experts, by capturing natural sunlight, greenhouses use 25 percent fewer lights, and utility bills are up to 75 percent less than in typical warehouse cultivation facilities. As such, AmeriCann’s Cannopy System enables cannabis to be produced with a greatly reduced carbon footprint, making the final product less expensive. Additionally, greenhouse construction costs are nearly half of warehouse construction costs.

AmeriCann is also designing GMP Certified cannabis extraction and product manufacturing infrastructure. Through a wholly-owned subsidiary, AmeriCann Brands, Inc., the Company intends to secure licenses to produce cannabis infused products including beverages, edibles, topicals and concentrates. AmeriCann Brands, Inc. plans to operate a Marijuana Product Manufacturing business at the Massachusetts Cannabis Center with over 40,000 square feet of state-of-the art extraction and product manufacturing infrastructure.

More information about the Company is available at: www.americann.co, or follow AmeriCann at @ACANinfo on Twitter, @AmeriCann on Facebook, @AmeriCannInc on Instagram, AmeriCann, Inc on LinkedIn

About Massachusetts Cannabis Center

The Massachusetts Cannabis Center (MCC) is a one million square foot sustainable greenhouse facility in Freetown, Mass which is being developed by AmeriCann. The first phase of the facility is scheduled to commence operations for cannabis cultivation, processing, and infused product production by the end of 2019. Once fully developed, the MCC design calls for a research facility, a training center, corporate offices, a quality-assurance laboratory, and a facility for manufacturing cannabis-infused food, nutraceuticals and consumer packaged cannabis goods.

AmeriCann plans to replicate the brands, technology and innovations developed at its MCC project in new markets as a licensed multi-state operator (MSO).

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional uncertainties that could impact the Company's forward-looking statements, please see the Company’s Registration Statement on Form S-1, which the Company recently filed with the SEC and which may be viewed at www.sec.gov.

Contact Information:

Corporate:

AmeriCann, Inc.

1550 Wewatta Street

2nd Floor

Denver, CO 80202

(303) 862-9000

info@americann.co

www.americann.co

@ACANinfo on Twitter

@AmeriCann on Facebook

@AmeriCannInc on Instagram

AmeriCann, Inc on LinkedIn

Media:

Teak Media + Communication

Kelley Buck

kelley@teakmedia.com

617-269-7171

Investors:

Stratcon Advisors

stratconpartners@gmail.com

(917) 658-7878

AmeriCann Press Release 1 Year of Adult Use 11-21-19